UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 13, 2014

PhotoMedex, Inc.
(Exact Name of Registrant Specified in Charter)

Nevada	0-11635	59-2058100
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Lakeside Drive, Suite 100, Horsham, Pennsylvania	19044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   215-619-3600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On February 13, 2014, PhotoMedex, Inc. (NasdaqGS and TASE: PHMD), a Nevada corporation, and LCA-Vision Inc. (NasdaqGS: LCAV), a Delaware corporation, announced the signing of a definitive agreement under which PhotoMedex will acquire LCA-Vision.  Under the terms of the agreement, LCA-Vision shareholders will receive $5.37 in cash for each share held, which represents a premium of 34% over the closing price of LCA-Vision common stock on February 12, 2014, or approximately $106.4 million.  PhotoMedex will fund this transaction through a new $85 million senior secured credit facility including a $10 million revolving credit facility and a $75 million four-year term loan, as well as through existing cash balances.

This proposed transaction is subject to customary closing conditions, including LCA-Vision shareholder approval and regulatory approvals, and is subject to a 30-day “go shop” period.  The Boards of Directors of both PhotoMedex and LCA-Vision have voted unanimously in favor of the transaction, which is expected to close in the second quarter of 2014.  Upon completion of this transaction, LCA-Vision will operate as a wholly owned subsidiary of PhotoMedex.

PhotoMedex is a global skin health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers.  LCA-Vision Inc. is a leading provider of laser vision correction services under the LasikPlus brand.

ITEM 9.01     Financial Statements and Exhibits.

(d) EXHIBITS.

99.1	Press Release dated February 13, 2014 issued by PhotoMedex, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTOMEDEX, INC.

Date:	February 13, 2014	By:	/s/ Dolev Rafaeli
Dolev Rafaeli
Chief Executive Officer